Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MidWestOne Financial Group, Inc.:

We consent to the use of our reports dated March 6, 2014, with respect to the consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows (before the effects of the adjustments to retrospectively reflect the change in the composition of reportable segments described in Note 22) of MidWestOne Financial Group, Inc. and subsidiaries for the year ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Des Moines, Iowa
June 24, 2016